EXHIBIT 99.1

Poniard Pharmaceuticals Reports Fourth Quarter and Year End 2009 Financial Results

 - Conference Call Today at 8:30 a.m. Eastern Time  -

South San Francisco, Calif. (March 8, 2010) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today reported financial results for the fourth quarter and year ended December 31, 2009.

“Picoplatin’s value proposition rests on establishing it as the preferred platinum,” said Ronald A. Martell, chief executive officer of Poniard.  “With nearly 1,100 patients treated in clinical trials to date, picoplatin has already demonstrated clinically meaningful safety and efficacy in a variety of solid tumor indications as a single agent or in combination.  We look forward to finalizing registration strategies in a number of these settings with our clinical advisors and the Food and Drug Administration, while simultaneously evaluating strategic opportunities, including potential partnerships, which we believe will enable us to unlock the full value of picoplatin.”

Recent Clinical and Corporate Developments

Picoplatin Clinical Update

•      Prostate Cancer:  On Friday, March 5, 2010, Poniard presented final data from the Company’s Phase 2 clinical trial of picoplatin in 32 men with metastatic castration-resistant (hormone-refractory) prostate cancer (CRPC) during the American Society of Clinical Oncology (ASCO) 2010 Genitourinary Cancers Symposium.  These data indicated that picoplatin, when added to the recommended first-line therapy of docetaxel and prednisone for CRPC, is active, as demonstrated by overall survival (21.4 months) in 29 evaluable patients, progression-free survival (PFS) (7.4 months), and prostate specific antigen (PSA) response rate (78 percent).  In contrast, data from published literature demonstrate an overall survival benefit of 18.9 months and a PSA response of 45 percent for patients who received recommended doses of docetaxel and prednisone alone.(1)  The Phase 2 trial evaluated the efficacy and safety of intravenous picoplatin (120 mg/meter squared) administered every three weeks in combination with full doses of docetaxel (75 mg/meter squared) with daily prednisone (5 mg) as a first-line treatment in chemotherapy näive patients with metastatic CRPC.  These results also showed that picoplatin can be safely administered with full doses of docetaxel and prednisone, without neurotoxicity being observed in these patients.

•      Colorectal Cancer (CRC): During the ASCO 2010 Gastrointestinal Cancers Symposium in January, Poniard presented final results from a randomized, controlled Phase 2 trial evaluating picoplatin as a neuropathy-sparing alternative to oxaliplatin for the first-line treatment of metastatic CRC.  The 101 patient study met its primary objective, as picoplatin in combination with 5-fluorouracil and leucovorin in the FOLPI regimen produced a statistically significant reduction in neurotoxicity, p <0.004, compared to oxaliplatin given in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen.  Neuropathy was 2.5 times more frequent for FOLFOX- treated patients compared to FOLPI-treated patients, and no Grade 3/4 neuropathy occurred in the FOLPI treated patients.  Results suggest that FOLPI had anti-tumor activity comparable to FOLFOX, as measured by disease control, PFS and overall survival.  Hematologic toxicity was the most frequent adverse event in the FOLPI regimen, but was manageable.

•      Small Cell Lung Cancer (SCLC): In November 2009, the Company reported results from the Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial, which enrolled 401 patients and evaluated intravenous picoplatin in patients who were refractory to or who progressed within six months following initial treatment with a platinum-based therapy.  While the data analysis showed that the study did not meet its primary endpoint of overall survival the data suggest a potential trend toward a survival advantage in SCLC patients treated with picoplatin and best supportive care compared to best supportive care alone.  An imbalance in the use of post-study chemotherapy was observed in favor of patients who received best supportive care alone compared to patients who received picoplatin plus best supportive care, and we believe that this may have been a significant factor contributing to the trial outcome. The intent-to-treat analysis was based on 321 patient deaths and showed a hazard ratio of 0.82 and a p value of 0.089.

Corporate Update

•      In February 2010, the Company secured a committed equity financing facility with Commerce Court Small Cap Value Fund Ltd, pursuant to which it may, subject to certain limitations, sell up to $20 million of its registered common stock to Commerce Court over an approximately 18-month period.  The Company believes that this facility offers a competitive cost of capital and a flexible structure to help finance its regulatory and partnering strategies to support the continued development of picoplatin.

•      In February 2010, Poniard announced management changes and a realignment of the Company’s workforce.  Ronald A. Martell was appointed chief executive officer, succeeding Jerry McMahon, Ph.D., who remains as non-executive chairman of the Board of Directors.  In addition, Michael S. Perry, DVM, Ph.D., has been named president and chief medical officer.  The Company also reduced its workforce by approximately 57 percent in order to focus its resources on the ongoing development of picoplatin in solid tumors.

•      In the fourth quarter of 2009, Poniard raised net proceeds of $13.8 million from the sale of common stock under the Company’s committed equity financing facility with Azimuth Opportunity Ltd.  That facility terminated by its terms on December 22, 2009.

2010 Goals and Objectives

The Company will focus on the following goals and objectives in 2010:

•      Pursue strategic opportunities, including a partnership to help advance the clinical development of picoplatin in multiple indications and two formulations;

•      Pursue a process with the Food and Drug Administration to identify a regulatory path forward for picoplatin in small cell lung cancer, and

•      Leverage insights gained from Phase 2 colorectal, prostate and ovarian cancer trials to develop registration strategies for these indications in collaboration with key opinion leaders and the FDA

Fourth Quarter 2009 Financial Results

The Company reported a net loss of $13.2 million ($0.36 diluted loss per share on a loss applicable to common shares of $13.3 million) for the quarter ended December 31, 2009, compared with a net loss of $13.9 million ($0.41 diluted loss per share on a loss applicable to common shares of $14.1 million) for the quarter ended December 31, 2008.  The Company reported a net loss of $45.7 million ($1.31 diluted loss per share on a loss applicable to common shares of $46.2 million) for the year ended December 31, 2009, compared with a net loss of $48.6 million ($1.41 diluted loss per share on a loss applicable to common shares of $49.1 million) for the same period in 2008.

Total operating expenses for the quarter ended December 31, 2009, were $12.4 million compared with $13.4 million for the quarter ended December 31, 2008, and were $43.0 million for the year ended December 31, 2009, compared with $49.2 million for the same period in 2008. Total operating expenses for the quarter and year ended December 31, 2009 include charges of $1.5 million and $2.5 million, respectively, for the $1.5 million asset impairment loss on dedicated manufacturing equipment effective December 31, 2009, and for the $1.0 million restructuring and related asset impairment resulting from the Company’s implementation of a strategic restructuring plan to discontinue its in-house preclinical research operations and reduce its workforce by approximately 12 percent effective March 31, 2009.

Research and development expenses were $7.2 million for the quarter ended December 31, 2009, compared with $10.0 million for the quarter ended December 31, 2008.  Research and development expenses were $25.7 million for the year ended December 31, 2009, compared with $33.7 million for the same period in 2008.

General and administrative expenses were $3.8 million for the quarter ended December 31, 2009, compared with $3.3 million for the quarter ended December 31, 2008.  General and administrative expenses were $14.7 million for the year ended December 31, 2009, compared with $15.4 million for the same period in 2008.

Cash and investment securities as of December 31, 2009, were $43.4 million, compared with $72.8 million at December 31, 2008.  The Company believes that its existing cash and investment securities, together with its projected operating and financing results, will provide adequate resources to fund the Company’s operations at least through the end of 2010.

Conference Call Details

Poniard’s management team will host a conference call and Webcast today at 8:30 a.m. Eastern Time/5:30 a.m. Pacific Time. To participate in the call by telephone, please dial 866-543-6403 (United States) or 617-213-8896 (International). The passcode for the conference call is 50673823. In addition, the call is being Webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com. A replay of the Webcast will be available on the Company’s Web site for 10 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statements

This release contains forward-looking statements describing the Company’s results of operations and financial condition, the Company’s 2010 goals and objectives, including its regulatory and partnering strategies focused on optimizing the potential value of picoplatin, and the adequacy of the Company’s resources to successfully implement and pursue these strategies. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including, but not limited to, the results and timing of the Company’s discussions with the FDA; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding; the Company’s ability to retain key personnel and enter into strategic partnerships or other relationships to support the continued development of picoplatin on favorable terms, or at all; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of any FDA and other required regulatory approvals, if any; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgworld.com

(1)Tannock et al, NEJM 2004;351:1502-12.

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Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Operating expenses:
Research and development (Note 1)	7,194	10,011	25,739	33,732
General and administrative (Note 1)	3,769	3,346	14,698	15,425
Restructuring & asset impairment	1,485	—	2,541	—
Total operating expenses	12,448	13,357	42,978	49,157
Loss from operations	(12,448)	(13,357)	(42,978)	(49,157)
Other income (expense), net	(720)	(585)	(2,737)	592
Net loss	(13,168)	(13,942)	(45,715)	(48,565)

Preferred stock dividends	(125)	(125)	(500)	(500)
Loss applicable to common shares	$(13,293)	$(14,067)	$(46,215)	$(49,065)

Loss per share:
Basic and diluted	$(0.36)	$(0.41)	$(1.31)	$(1.41)
Shares used in calculation of loss per share:
Basic and diluted	36,899	34,688	35,272	34,686

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2009	December 31, 2008
	(Unaudited)	(Note 2)
ASSETS:
Cash and investment securities	$43,389	$72,755
Cash - restricted	281	281
Facilities and equipment, net	219	1,123
Licensed products, net	7,592	8,807
Other assets	961	1,266
Total assets	$52,442	$84,232

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$17,127	$19,140
Long term liabilities	11,671	17,445
Shareholders’ equity	23,644	47,647
Total liabilities and shareholders’ equity	$52,442	$84,232

Note 1:  Patent related legal expenses are included in G&A expenses beginning in 2009.  These expenses, which have been reclassifed for 2008 to conform to the 2009 presentation, are $1.0 million for each of 2009 and 2008.

Note 2:  Derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.